Exhibit 99.1

Press Contact:	Investor Relations Contact:
Robyn Jenkins-Blum	Laura Graves
Cisco	Cisco
+1 (408) 853-9848	+1 (408) 526-6521
rojenkin@cisco.com	lagraves@cisco.com

CISCO REPORTS FOURTH QUARTER AND FISCAL YEAR 2010 EARNINGS

•	Q4 Net Sales: $10.8 billion (increase of 27% year over year)

•	Q4 Net Income: $1.9 billion GAAP; $2.5 billion non-GAAP

•	Q4 Earnings per Share: $0.33 GAAP (increase of 74% year over year); $0.43 non-GAAP (increase of 39% year over year)

•	FY 2010 Net Sales: $40.0 billion (increase of 11% year over year)

•	FY 2010 Net Income: $7.8 billion GAAP; $9.4 billion non-GAAP

•	FY 2010 Earnings per Share: $1.33 GAAP (increase of 27% year over year); $1.61 non-GAAP (increase of 19% year over year)

SAN JOSE, Calif. – August 11, 2010 – Cisco, the worldwide leader in networking that transforms how people connect, communicate and collaborate, today reported its fourth quarter and fiscal year results for the period ended July 31, 2010. Cisco reported fourth quarter net sales of $10.8 billion, net income on a generally accepted accounting principles (GAAP) basis of $1.9 billion or $0.33 per share, and non-GAAP net income of $2.5 billion or $0.43 per share.

“This was yet another very strong quarter with a number of record financial results for Cisco, closing the fiscal year in a tremendous position of strength – a compelling financial model, a well-tuned innovation engine and solid execution on our growth strategy,” said John Chambers, chairman and CEO, Cisco.

Chambers continued, “Whether the global economy continues to show mixed signals or not – the strength of our financial model and profit generation serves us well. As we to continue to successfully grow our business and share of IT investments, our focus is squarely on helping our customers accelerate productivity and growth. We are very confident in our strategy, and will continue to aggressively move into new areas where the network is becoming the platform, and where our customers want us to invest and innovate.”

Q4 GAAP Results

	Q4 2010	Q4 2009	Vs. Q4 2009
Net Sales	$10.8 billion	$8.5 billion	27.0%
Net Income	$1.9 billion	$1.1 billion	79.0%
Earnings per Share	$0.33	$0.19	73.7%

Q4 Non-GAAP Results

	Q4 2010	Q4 2009	Vs. Q4 2009
Net Income	$2.5 billion	$1.8 billion	36.3%
Earnings per Share	$0.43	$0.31	38.7%

Fiscal Year GAAP Results

	FY 2010	FY 2009	Vs. FY 2009
Net Sales	$40.0 billion	$36.1 billion	10.9%
Net Income	$7.8 billion	$6.1 billion	26.6%
Earnings per Share	$1.33	$1.05	26.7%

Fiscal Year Non-GAAP Results

	FY 2010	FY 2009	Vs. FY 2009
Net Income	$9.4 billion	$8.0 billion	18.6%
Earnings per Share	$1.61	$1.35	19.3%

GAAP net income and GAAP earnings per share for the fourth quarter and fiscal year of 2010 included a pretax charge of $120 million or $0.02 per share related to impairments and other charges related to excess facilities. A reconciliation between net income on a GAAP basis and non-GAAP net income is provided in the table on page 6.

Cisco will discuss fourth quarter and fiscal year 2010 results and business outlook on a conference call and webcast at 1:30 p.m. Pacific Time today. Call information and related charts are available at http:// investor.cisco.com. To view a video of Cisco’s CFO discussing fourth quarter results, visit http://blogs.cisco.com.

Other Financial Highlights

•

Cash flows from operations were $3.2 billion for the fourth quarter of fiscal 2010, compared with $3.0 billion for the third quarter of fiscal 2010, and compared with $2.0 billion for the fourth quarter of fiscal 2009. Cash flows from operations were $10.2 billion for fiscal 2010, compared with $9.9 billion for fiscal 2009.

•

Cash and cash equivalents and investments were $39.9 billion at the end of fiscal 2010, compared with $35.0 billion at the end of fiscal 2009, and compared with $39.1 billion at the end of the third quarter of fiscal 2010.

•

During the fourth quarter of fiscal 2010, Cisco repurchased 99 million shares of common stock at an average price of $23.33 per share for an aggregate purchase price of $2.3 billion. During fiscal 2010, Cisco repurchased 325 million shares of common stock at an average price of $24.02 per share for an aggregate purchase price of $7.8 billion. As of July 31, 2010, Cisco had repurchased 3.1 billion shares of Cisco common stock at an average price of $20.78 per share for an aggregate purchase price of approximately $65.0 billion since the inception of the stock repurchase program. The remaining authorized repurchase amount as of July 31, 2010 was $7.0 billion with no termination date.

•

Days sales outstanding in accounts receivable (DSO) at the end of the fourth quarter of fiscal 2010 were 41 days, compared with 39 days at the end of the third quarter of fiscal 2010, and compared with 34 days at the end of the fourth quarter of fiscal 2009.

•

Inventory turns on a GAAP basis were 12.6 in the fourth quarter of fiscal 2010, compared with 11.5 in the third quarter of fiscal 2010, and compared with 11.7 in the fourth quarter of fiscal 2009. Non-GAAP inventory turns were 12.1 in the fourth quarter of fiscal 2010, compared with 11.1 in the third quarter of fiscal 2010, and compared with 11.3 in the fourth quarter of fiscal 2009.

“We are very pleased with our results for the fourth quarter, achieving a total revenue increase of approximately 27 percent year over year at the upper end of our guidance, alongside the exceptional quality of our earnings,” said Frank Calderoni, chief financial officer, Cisco. “During fiscal 2010 we generated more than $10 billion in cash from operations and saw growth in our deferred revenue, working capital, backlog, and cash and investments. We will continue to use this strong financial position to expand our portfolio and deliver a compelling value proposition for our investors, partners, customers and employees.”

Select Global Business Highlights

•	Cisco announced and completed the acquisition of CoreOptics Inc., a designer of digital signal processing solutions for high-speed optical networking applications.

•	Cisco announced and completed the acquisition of MOTO Development Group, a design consulting firm that develops products and product strategies for the consumer industry.

•

Cisco completed its acquisition of the set-top box business of DVN (Holdings) Ltd., a market and technology leader in digital cable solutions in China that shares Cisco’s vision of a high-performance, scalable and services-rich cable interactive platform extending into every home.

•	Cisco made a commitment to invest up to $1 billion to encourage entrepreneurship and sustainable innovation in Russia as a partner in achieving the country’s goals.

Cisco Innovation

•	Cisco launched Cisco CiusTM, an innovative mobile collaboration business tablet designed to deliver virtual desktop integration with anywhere, anytime access.

•

As part of its Cisco Data Center 3.0 strategy, Cisco announced its new FabricPath networking technology to help customers increase the flexibility of their data centers as they become more virtualized and cloud-based.

•

Cisco unveiled energy management solutions to help utilities, consumers and businesses better monitor and manage their energy consumption for cost and carbon savings. The announcement builds on the initial product offerings from the Cisco Connected Grid portfolio to help utilities more reliably and efficiently deliver electric power from generation facilities to businesses and homes.

•

Cisco announced that Cisco QuadTM, an enterprise collaboration platform, will be available later this calendar year via native iPad and iPhone applications. Cisco Quad aims to break down communication barriers by helping workers to easily connect and collaborate.

•	Cisco announced a range of new products and upgrades to deliver on its commitment to advance Cisco TelePresenceTM interoperability across its portfolio and with third-party systems.

•

Cisco announced the availability of the Cisco Hosted Collaboration Solution, an offering that allows partners to provide a wide range of Cisco collaboration applications to their customers, via the cloud, using an “as a service” model.

Select Customer Announcements

•

AT&T selected Cisco as one of three domain suppliers for IP MultiProtocol Label Switching , Ethernet and Evolved Packet Core equipment for its industry-leading IP network. The multi-year selection covers equipment used to route and forward IP-based voice, video and data traffic through AT&T’s network.

•

Station Casinos Inc., a casino and resort operator in Las Vegas, selected the Cisco Unified Computing System to streamline customer operations and drive business growth with Cisco Data Center 3.0 as the architectural platform for its virtualization strategy.

•

ESPN used Cisco TelePresence to deliver live and recorded video coverage of soccer matches and to connect the global soccer community with teams, players and coaches at the 2010 FIFA World Cup Soccer Tournament in South Africa.

•

Lavasa Corp. Ltd., Cisco and Wipro signed definitive agreements for Cisco to participate in MyCity Technologies Ltd., a company established to provide information and communications technology services in the new development of Lavasa City, India’s first complete e-city.

•

Saudi Telecom Company chose Cisco technology solutions to introduce managed data center services to the Saudi market. This represents the first Vblock Infrastructure Package win for Cisco in the Middle East region.

•	The London Organising Committee of the Olympic Games and Paralympic Games adopted the Cisco Eos® SaaS platform for the London 2012 Olympic Games and Paralympic Games.

Editor’s Note

•

Q4 and FY2010 conference call to discuss Cisco’s results along with its business outlook will be held at 1:30 p.m. Pacific Time, Wednesday, August 11, 2010. Conference call number is 888-848-6507 (United States) or 212-519-0847 (international).

•

Conference call replay will be available from 4:30 p.m. Pacific Time, August 11, 2010 to 4:30 p.m. Pacific Time, August 18, 2010 at 866-357-4205 (United States) or 203-369-0122 (international). The replay also will be available via webcast from August 11, 2010 through October 22, 2010 on the Cisco Investor Relations website at http:// investor.cisco.com.

•

Additional information regarding Cisco’s financials, as well as a webcast of the conference call with visuals designed to guide participants through the call, will be available at 1:30 p.m. Pacific Time, August 11, 2010. Text of the conference call’s prepared remarks will be available within 24 hours of completion of the call. The webcast will include both the prepared remarks and the question-and-answer session. This information, along with GAAP reconciliation information, will be available on the Cisco Investor Relations website at http:// investor.cisco.com.

•	To view a video of Cisco’s CFO discussing Q4 and FY2010 results, visit Cisco’s blog site, The Platform, at http://blogs.cisco.com.

About Cisco

Cisco (NASDAQ: CSCO), the worldwide leader in networking that transforms how people connect, communicate and collaborate, this year celebrates 25 years of technology innovation, operational excellence and corporate social responsibility. Information about Cisco can be found at http://www.cisco.com. For ongoing news, please go to http://newsroom.cisco.com.

# # #

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events (such as statements regarding our growth, strategy, share gain, the strength of our financial model and our movement into new areas) and the future financial performance of Cisco that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: business and economic conditions and growth trends in the networking industry, our customer markets and various geographic regions; global economic conditions and uncertainties in the geopolitical environment; overall information technology spending; the growth and evolution of the Internet and levels of capital spending on Internet-based systems; variations in customer demand for products and services, including sales to the service provider market and other customer markets; the return on our investments in certain market adjacencies and geographical locations; the timing of orders and manufacturing and customer lead times; changes in customer order patterns or customer mix; insufficient, excess or obsolete inventory; variability of component costs; variations in sales channels, product costs or mix of products sold; our ability to successfully acquire businesses and technologies and to successfully integrate and operate these acquired businesses and technologies; increased competition in our product and service markets, including the data center; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; manufacturing and sourcing risks; product defects and returns; litigation involving patents, intellectual property, antitrust, shareholder and other matters, and governmental investigations; natural catastrophic events; a pandemic or epidemic; our ability to achieve the benefits anticipated from our investments in sales and engineering activities; our ability to recruit and retain key personnel; our ability to manage financial risk, and to manage expenses during economic downturns; risks related to the global nature of our operations, including our operations in emerging markets; currency fluctuations and other international factors; changes in provision for income taxes, including changes in tax laws and regulations or adverse outcomes resulting from examinations of our income tax returns; potential volatility in operating results; and other factors listed in Cisco’s most recent reports on Form 10-K and Form 10-Q. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Cisco’s most recent reports on Form 10-K and Form 10-Q, as each may be amended from time to time. Cisco’s results of operations for the three and twelve months ended July 31, 2010 are not necessarily indicative of Cisco’s operating results for any future periods. Any projections in this release are based on limited information currently available to Cisco, which is subject to change. Although any such projections and the factors influencing them will likely change, Cisco will not necessarily update the information, since Cisco will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

This release includes non-GAAP net income, non-GAAP net income per share data, non-GAAP shares used in net income per share calculation, and non-GAAP inventory turns. Effective from the second quarter and for the related year-to-date periods of fiscal 2010, Cisco no longer uses non-GAAP shares in the calculation of non-GAAP net income per share.

These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Cisco believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Cisco’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Cisco’s results of operations in conjunction with the corresponding GAAP measures.

Cisco believes that the presentation of non-GAAP net income, non-GAAP net income per share data and non-GAAP shares used in net income per share calculation for the periods in which such measures are presented, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to its financial condition and results of operations. In addition, Cisco believes that the presentation of non-GAAP inventory turns provides useful information to investors and management regarding financial and business trends relating to inventory management based on the operating activities of the period presented.

For its internal budgeting process, Cisco’s management uses financial statements that do not include, when applicable, share-based compensation expense, amortization of acquisition-related intangible assets, other acquisition-related costs, significant asset impairments and restructurings, the income tax effects of the foregoing, significant effects of retroactive tax legislation, and significant transfer pricing adjustments related to share-based compensation. Cisco’s management also uses the foregoing non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the financial results of Cisco. In prior periods, Cisco has excluded other items that it no longer excludes for purposes of its non-GAAP financial measures; for example, effective in the third quarter of fiscal 2009, Cisco no longer excludes payroll tax on stock option exercises, and effective in fiscal 2010, Cisco no longer excludes in-process research and development upon acquisition as it is no longer expensed as a result of new accounting guidance. From time to time in the future, there may be other items that Cisco may exclude for purposes of its internal budgeting process and in reviewing its financial results.

For additional information on the items excluded by Cisco from one or more of its non-GAAP financial measures, refer to the Form 8-K regarding this release furnished today to the Securities and Exchange Commission.

Copyright © 2010 Cisco Systems, Inc. and or its affiliates. All rights reserved. Cisco, the Cisco logo, Cisco Systems, Catalyst, Cisco TelePresence, Cisco Unified Computing System, Cisco Eos and Cisco WebEx are registered trademarks or trademarks of Cisco and/or its affiliates in the United States and other countries. Third party trademarks mentioned in this document are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Cisco and any other company. This document is Cisco Public Information.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per-share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31, 2010	July 25, 2009	July 31, 2010	July 25, 2009
NET SALES:

Product	$8,808	$6,729	$32,420	$29,131
Service	2,028	1,806	7,620	6,986

Total net sales	10,836	8,535	40,040	36,117

COST OF SALES:
Product	3,309	2,436	11,620	10,481
Service	734	638	2,777	2,542

Total cost of sales	4,043	3,074	14,397	13,023

GROSS MARGIN	6,793	5,461	25,643	23,094

OPERATING EXPENSES:
Research and development	1,391	1,280	5,273	5,208
Sales and marketing	2,351	2,009	8,716	8,403
General and administrative	595	488	1,999	1,565
Amortization of purchased intangible assets	131	164	491	533
In-process research and development	—	60	—	63

Total operating expenses	4,468	4,001	16,479	15,772

OPERATING INCOME	2,325	1,460	9,164	7,322

Interest income	154	170	635	845
Interest expense	(169)	(114)	(623)	(346)
Other income (loss), net	108	17	239	(128)

Interest and other income, net	93	73	251	371

INCOME BEFORE PROVISION FOR INCOME TAXES	2,418	1,533	9,415	7,693
Provision for income taxes	483	452	1,648	1,559

NET INCOME	$1,935	$1,081	$7,767	$6,134

Net income per share:
Basic	$0.34	$0.19	$1.36	$1.05

Diluted	$0.33	$0.19	$1.33	$1.05

Shares used in per-share calculation:
Basic	5,688	5,777	5,732	5,828

Diluted	5,795	5,813	5,848	5,857

Certain reclassifications have been made to prior period amounts to conform to the current period’s presentation.

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(In millions, except per-share amounts)

	Three Months Ended		Twelve Months Ended
	July 31, 2010	July 25, 2009	July 31, 2010	July 25, 2009
GAAP net income	$1,935	$1,081	$7,767	$6,134
Share-based compensation expense	391	330	1,517	1,231
Payroll tax on stock option exercises	—	—	—	1
In-process research and development	—	60	—	63
Amortization of acquisition-related intangible assets	224	203	746	723
Other acquisition-related costs	41	35	169	292
Significant asset impairments and restructurings (1)	120	138	120	138

Total adjustments to GAAP income before provision for income taxes	776	766	2,552	2,448

Income tax effect	(204)	(182)	(723)	(694)
Effect of retroactive tax legislation (2)	—	—	—	(106)
Transfer pricing adjustment related to share-based compensation (3)	—	174	(158)	174

Total adjustments to GAAP provision for income taxes	(204)	(8)	(881)	(626)

Non-GAAP net income	$2,507	$1,839	$9,438	$7,956

Diluted net income per share:
GAAP	$0.33	$0.19	$1.33	$1.05

Non-GAAP	$0.43	$0.31	$1.61	$1.35

Shares used in diluted net income per share calculation: (4)
GAAP	5,795	5,813	5,848	5,857

Non-GAAP	5,795	5,840	5,848	5,876

(1)

In the fourth quarter of fiscal 2010, Cisco excluded expenses related to impairments and other charges related to excess facilities. In the fourth quarter of fiscal 2009, Cisco excluded restructuring expenses related to an enhanced early retirement program.

(2)

In the first quarter of fiscal 2009, the Tax Extenders and Alternative Minimum Tax Relief Act of 2008 reinstated the U.S. federal R&D tax credit, retroactive to January 1, 2008. GAAP net income for the first twelve months of fiscal 2009 included a $106 million tax benefit related to fiscal 2008 R&D expenses. Non-GAAP net income for the first twelve months of fiscal 2009 excluded the $106 million tax benefit related to fiscal 2008 R&D expenses.

(3)

In the third quarter of fiscal 2010, the U.S. Court of Appeals for the Ninth Circuit affirmed a 2005 U.S. Tax Court ruling in Xilinx, Inc. v. Commissioner. The decision affirmed the tax treatment of share-based compensation expense for the purpose of determining intangible development costs under a company’s research and development cost sharing arrangement. While Cisco was not a party to the case, as a result of this ruling, the Company recorded a tax benefit of $158 million as a reduction to the provision for income taxes during the twelve months ended July 31, 2010. This tax benefit effectively reversed the corresponding charge that Cisco incurred during the fourth quarter of fiscal 2009.

(4)	Effective from the second quarter and for the related year-to-date periods of fiscal 2010, Cisco no longer uses non-GAAP shares in the calculation of non-GAAP net income per share.

Certain reclassifications have been made to prior period amounts to conform to the current period’s presentation.

Additional reconciliations between GAAP and non-GAAP financial measures are provided in the tables that follow on page 10.

CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	July 31, 2010	July 25, 2009
ASSETS
Current assets:
Cash and cash equivalents	$4,581	$5,718
Investments	35,280	29,283
Accounts receivable, net of allowance for doubtful accounts of $235 at July 31, 2010 and $216 at July 25, 2009	4,929	3,177
Inventories	1,327	1,074
Deferred tax assets	2,126	2,320
Other current assets	3,178	2,605

Total current assets	51,421	44,177

Property and equipment, net	3,941	4,043
Goodwill	16,674	12,925
Purchased intangible assets, net	3,274	1,702
Other assets	5,820	5,281

TOTAL ASSETS	$81,130	$68,128

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$3,096	$—
Accounts payable	895	675
Income taxes payable	90	166
Accrued compensation	3,129	2,535
Deferred revenue	7,664	6,438
Other current liabilities	4,359	3,841

Total current liabilities	19,233	13,655

Long-term debt	12,188	10,295
Income taxes payable	1,353	2,007
Deferred revenue	3,419	2,955
Other long-term liabilities	652	539

Total liabilities	36,845	29,451

Total equity	44,285	38,677

TOTAL LIABILITIES AND EQUITY	$81,130	$68,128

Certain reclassifications have been made to prior period amounts to conform to the current period’s presentation.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Twelve Months Ended
	July 31, 2010	July 25, 2009
Cash flows from operating activities:
Net income	$7,767	$6,134
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other noncash items	2,030	1,768
Share-based compensation expense	1,517	1,231
Provision for doubtful accounts	40	54
Deferred income taxes	(477)	(574)
Excess tax benefits from share-based compensation	(211)	(22)
In-process research and development	—	63
Net (gains) losses on investments	(223)	80
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(1,524)	610
Inventories	(158)	187
Lease receivables, net	(387)	(222)
Accounts payable	139	(208)
Income taxes payable	55	768
Accrued compensation	565	175
Deferred revenue	1,531	572
Other assets	(639)	(780)
Other liabilities	148	61

Net cash provided by operating activities	10,173	9,897

Cash flows from investing activities:
Purchases of investments	(48,690)	(41,225)
Proceeds from sales of investments	19,300	20,473
Proceeds from maturities of investments	23,697	12,352
Acquisition of property and equipment	(1,008)	(1,005)
Acquisition of businesses, net of cash and cash equivalents acquired	(5,279)	(426)
Change in investments in privately held companies	(79)	(89)
Other	128	(39)

Net cash used in investing activities	(11,931)	(9,959)

Cash flows from financing activities:
Issuance of common stock	3,278	863
Repurchase of common stock	(7,864)	(3,611)
Issuance of long-term debt	4,944	3,991
Short-term borrowings, net	41	—
Repayment of long-term debt	—	(500)
Settlements of interest rate derivatives related to long-term debt	23	(42)
Excess tax benefits from share-based compensation	211	22
Other	(12)	(134)

Net cash provided by financing activities	621	589

Net (decrease) increase in cash and cash equivalents	(1,137)	527
Cash and cash equivalents, beginning of fiscal year	5,718	5,191

Cash and cash equivalents, end of fiscal year	$4,581	$5,718

Certain reclassifications have been made to prior year amounts to conform to the current year’s presentation.

ADDITIONAL FINANCIAL INFORMATION

(In millions)

(Unaudited)

	July 31, 2010	July 25, 2009
CASH AND CASH EQUIVALENTS AND INVESTMENTS
Cash and cash equivalents	$4,581	$5,718
Fixed income securities	34,029	28,355
Publicly traded equity securities	1,251	928

Total	$39,861	$35,001

INVENTORIES
Raw materials	$217	$165
Work in process	50	33
Finished goods:
Distributor inventory and deferred cost of sales	587	382
Manufactured finished goods	260	310

Total finished goods	847	692
Service-related spares	161	151
Demonstration systems	52	33

Total	$1,327	$1,074

PROPERTY AND EQUIPMENT, NET
Land, buildings, and building & leasehold improvements	$4,470	$4,618
Computer equipment and related software	1,405	1,823
Production, engineering, and other equipment	4,702	5,075
Operating lease assets	255	227
Furniture and fixtures	476	465

	11,308	12,208
Less accumulated depreciation and amortization	(7,367)	(8,165)

Total	$3,941	$4,043

OTHER ASSETS
Deferred tax assets	$2,079	$2,122
Investments in privately held companies	756	709
Lease receivables, net (1)	1,176	966
Financed service contracts, net (2)	763	676
Loan receivables, net (3)	675	537
Other	371	271

Total	$5,820	$5,281

DEFERRED REVENUE
Service	$7,428	$6,496
Product:
Unrecognized revenue on product shipments and other deferred revenue	2,788	2,490
Cash receipts related to unrecognized revenue from two-tier distributors	867	407

Total product deferred revenue	3,655	2,897

Total	$11,083	$9,393

Reported as:
Current	$7,664	$6,438
Noncurrent	3,419	2,955

Total	$11,083	$9,393

Note:

(1)	The current portion of lease receivables, net, which was $813 million and $626 million as of July 31, 2010 and July 25, 2009, respectively, is recorded in other current assets.

(2)	The current portion of financed service contracts, net, which was $989 million and $940 million as of July 31, 2010 and July 25, 2009, respectively, is recorded in other current assets.

(3)	The current portion of loan receivables, net, which was $501 million and $236 million as of July 31, 2010 and July 25, 2009, respectively, is recorded in other current assets.

SUMMARY OF SHARE-BASED COMPENSATION EXPENSE

(In millions)

	Three Months Ended		Twelve Months Ended
	July 31, 2010	July 25, 2009	July 31, 2010	July 25, 2009
Cost of sales—product	$14	$13	$57	$46
Cost of sales—service	43	34	164	128

Share-based compensation expense in cost of sales	57	47	221	174

Research and development	114	99	450	382
Sales and marketing	141	120	536	441
General and administrative	79	64	310	234

Share-based compensation expense in operating expenses	334	283	1,296	1,057

Total share-based compensation expense	$391	$330	$1,517	$1,231

The income tax benefit for share-based compensation expense was $111 million and $415 million for the fourth quarter and fiscal 2010, respectively, and $79 million and $317 million for the fourth quarter and fiscal 2009, respectively.

RECONCILIATION OF SHARES USED IN THE GAAP AND NON-GAAP

DILUTED NET INCOME PER SHARE CALCULATION FOR FISCAL 2009

(In millions)

	Three Months Ended July 25, 2009	Twelve Months Ended July 25, 2009
Shares used in diluted net income per share calculation—GAAP	5,813	5,857
Effect of share-based compensation expense	27	19

Shares used in diluted net income per share calculation—non-GAAP	5,840	5,876

Effective from the second quarter and for the related year-to-date periods of fiscal 2010, Cisco no longer uses non-GAAP shares in the calculation of non-GAAP net income per share.

RECONCILIATION OF GAAP TO NON-GAAP COST OF

SALES USED IN INVENTORY TURNS

(In millions)

	Three Months Ended
	July 31, 2010	May 1, 2010	July 25, 2009
GAAP cost of sales	$4,043	$3,738	$3,074
Share-based compensation expense	(57)	(63)	(47)
Amortization of acquisition-related intangible assets	(93)	(64)	(39)
Significant asset impairments and restructurings	—	—	(28)

Non-GAAP cost of sales	$3,893	$3,611	$2,960